Exhibit B

Account Linking Agreement

PO Box 2760 • Omaha, NE 68103-2760

Fax: 866-468-6268

To link your accounts online, please read and agree to the terms below.

Please note: This form is not intended for updating your account information. Submission of this form is your request to grant to an account designated as the main or “primary” TD Ameritrade account permission to link to your TD Ameritrade account(s) so that your accounts may be accessed by the primary account.

By submitting an online linking request, I consent to the terms of use set forth below.

Terms of Use:

I may only submit an online agreement and request to grant permission to an account designated as the primary account to link to my account. I understand that linking my TD Ameritrade account will give the owner(s) of the primary account unlimited access to my account.

Only the account owner(s) may submit an agreement and request to link accounts.

Attorneys in Fact (under a Power of Attorney) and Agents with a Full or Limited Trading Authorization are not permitted to submit this request on behalf of the account owner(s).

Account subscription services are provided to each account separately, and are not automatically added to linked accounts based on the primary account status. Any changes to subscription services must be entered for each linked account and cannot be processed through the primary account.

Any requests (for example, funds) or changes (addresses, orders, etc.) for each of the linked accounts must be submitted from the linked account and will not be processed based on changes made to the primary account. Changes made to the primary or any one of the linked accounts do not necessarily affect other linked accounts.

If you have questions, or need additional forms, please contact us (for information, go to “Contact Us” at the bottom of any page on the website).

Through my electronic signature and submission of this request and agreement, Account Owner(s) (hereinafter referred to as “I,” “me,” “my” whether one or more) agree to accept all risk and responsibility entailed in this request, including, but not limited to, agents or third parties who may have access to the primary account and any linked account(s). I understand that any person with access to the UserID and password of the TD Ameritrade account designated as the primary account will have the access to any online documents and/or information available through my account and any linked account including, but not limited to, statements, trade confirmations, prospectuses, tax documents, transaction history, corporate reports, positions, balances, orders, proxies, notices, etc., or any other online requests, communications, and changes or requests submitted as a result thereof including, but not limited to, address changes (physical/mailing/email), fund requests (check/wire/ACH), trading orders (original/changes/cancellations), certificate requests, or other account activity.

I agree to be fully responsible for my account and identification numbers and for all activities conducted under my account number, PIN, UserID or password, including, but not limited to, all orders entered into the electronic trading systems and any requests for funds. I understand that access to the primary account by any person with access to the UserID and password of the primary account will authenticate such person to conduct any business transactions in my account in the same manner as if such person were me, including but not limited to the ability to effect address changes (physical/mailing/email), fund requests (check/wire/ACH), place orders or change orders, request securities certificates, and any other activity that I may otherwise be authorized to conduct through the secure account access. I understand that all such transactions conducted by the primary account owner(s) and any authorized agents are at my risk.

I agree to indemnify and hold harmless TD Ameritrade, Inc., its affiliates, officers, directors, employees, and agents from and against any loss, liability, claim, damage, or expense arising from the request to link the subject account(s), including but not limited to my authorization of the identified party(ies), as owner(s) of the primary account, or any other person(s), to access and/or conduct other account transactions, including the withdrawal of securities or monies from my TD Ameritrade account(s).

TDA 1127 F 03/15

I agree that I am responsible to retain the confidentiality of my account access information, and grant to TD Ameritrade the ability to restrict my access to this account or any linked account at its sole discretion. I agree that this agreement, together with all other agreements relating to my account(s), including the account Client Agreement, which are incorporated by this reference, will govern my account(s). TD Ameritrade reserves the right at any time to amend, change, revise, add, or modify the terms of use without prior notice. TD Ameritrade will post such amendments, changes, or modifications on the TD Ameritrade website. My continued account activity after the amendments, changes, or modifications to the terms of use are posted on the TD Ameritrade website, constitutes my agreement to be bound by such amendments, changes, or modifications.

I represent to you that I am the person identified by electronic signature in this Multiple Account Linking Agreement; I am electronically signing this agreement which includes and incorporates the terms of use as well as the Disclosure on Electronic Records and which will have the same effect as the execution of these documents by a written signature as valid legal binding evidence of my intent and agreement to be bound. I further acknowledge that I have read and understand the Disclosure on Electronic Records (located in “Privacy, Security, and other Important Information” at the bottom of any page on the website), and that I consent to the use of an electronic record of the agreement and terms of use as full satisfaction of any requirement that these documents be provided to me in writing.

Investment Products: Not FDIC Insured * No Bank Guarantee * May Lose Value

TD Ameritrade, Inc., member FINRA/SIPC. TD Ameritrade is a trademark jointly owned by TD Ameritrade IP Company, Inc., and The Toronto-Dominion Bank. © 2015 TD Ameritrade IP Company, Inc. All rights reserved. Used with permission.